Exhibit 99.1
For Immediate Release
Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR SECOND QUARTER 2007
Plano, TX, August 13, 2007 — Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three and six months ended June 30, 2007.
Cinemark Holdings, Inc.’s revenues for the three months ended June 30, 2007 increased 49.1% to $440.0 million from $295.1 million for the three months ended June 30, 2006. Admissions revenues increased 54.8% and concession revenues increased 50.6%. The increases were primarily related to a 24.1% increase in attendance; a 25.1% increase in average ticket prices; and a 21.5% increase in concession revenues per patron, all of which were favorably impacted by the acquisition of Century Theatres, Inc. that occurred on October 5, 2006.
Adjusted EBITDA for the three months ended June 30, 2007 increased 38.9% to $95.7 million from $68.9 million for the three months ended June 30, 2006. The Company’s Adjusted EBITDA margin was 21.7% for the three months ended June 30, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income for the three months ended June 30, 2007 was $47.9 million compared to net income of $13.1 million for the three months ended June 30, 2006.
“During the second quarter our solid performance was driven by the strength of a few summer blockbuster films, the performance of our international theatres, and the integration of the Century acquisition,” stated Alan Stock, Cinemark’s Chief Executive Officer. “I believe the outlook for Cinemark is positive with a good slate of movies for the remainder of the year and a robust new theatre development pipeline. In addition, we have opened our first fully digital theatre which will allow us to test the new technology and position ourselves even better for long term profitable growth.”
Cinemark Holdings, Inc.’s revenues for the six months ended June 30, 2007 increased 51.2% to $818.1 million from $541.1 million for the six months ended June 30, 2006. Admissions revenues increased 56.6% and concession revenues increased 49.1%. The increases were primarily related to a 25.8% increase in attendance; a 24.8% increase in average ticket prices; and an 18.6% increase in concession revenues per patron, all of which were favorably impacted by the acquisition of Century Theatres, Inc. that occurred on October 5, 2006.
Adjusted EBITDA for the six months ended June 30, 2007 increased 48.4% to $175.8 million from $118.5 million for the six months ended June 30, 2006. The Company’s Adjusted EBITDA margin was 21.5% for the six months ended June 30, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income for the six months ended June 30, 2007 was $166.1 million compared to net income of $18.9 million for the six months ended June 30, 2006.
Net income for the six months ended June 30, 2007 benefited from a $129.6 million after tax gain on the National CineMedia IPO, but was impacted by non-cash impairment charges of $56.8 million, the majority of which resulted from the Company amending its operating agreement with National CineMedia LLC (NCM). Cinemark records and measures goodwill for impairment purposes at an individual theatre level, rather than aggregated at the corporate level, which can result in more volatile impairment charges.

During the six months ended June 30, 2007, the Company repurchased approximately $332.1 million aggregate principal amount of its 9% senior subordinated notes primarily utilizing the proceeds from the NCM transaction. The Company recorded a loss on early retirement of debt of approximately $8.0 million related to this note repurchase.
On June 30, 2007, the Company’s aggregate screen count was 4,568, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of June 30, 2007, the Company had signed commitments to open nine new theatres with 121 screens by the end of 2007 and open 12 new theatres with 160 screens subsequent to 2007.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. The passcode is 12086087. Additionally, a live audio webcast will be available to interested parties at www.cinemark.com under the Investor Relations section.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of June 30, 2007, Cinemark operates 402 theatres and 4,568 screens in 38 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.
Forward-looking Statements
Cinemark Holdings, Inc. intends that this release be governed by the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 (the “PSLR Act”) with respect to statements that may be deemed to be forward-looking statements. Statements contained in this release other than statements of historical fact, including statements based on our current expectations, assumptions, estimates and projections about our business and our industry, are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions, which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond Cinemark Holdings, Inc.’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements contained in this release reflect Cinemark Holdings, Inc.’s view only as of the date of this release. Cinemark Holdings, Inc. does not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Statement of Income data:
Revenues
Admissions	$283,117	$182,862	$527,107	$336,530
Concession	138,448	91,901	253,535	169,973
Other	18,471	20,342	37,416	34,591

Total revenues	440,036	295,105	818,058	541,094

Cost of operations
Film rentals and advertising	159,084	100,298	287,378	179,246
Concession supplies	22,668	14,807	40,125	26,847
Facility lease expense	53,253	37,828	104,898	74,860
Other theatre operating expenses	93,663	60,296	178,038	116,943
General and administrative expenses	18,381	15,428	37,114	29,510
Termination of profit participation agreement	6,952	—	6,952	—
Depreciation and amortization	37,345	21,504	75,154	43,166
Impairment of long-lived assets	7,036	647	56,766	923
(Gain) loss on sale of assets and other	(1,864)	815	(1,559)	1,543

Total cost of operations	396,518	251,623	784,866	473,038

Operating income	43,518	43,482	33,192	68,056

Interest expense (1)	(35,301)	(22,209)	(76,798)	(44,577)
Gain on NCM transaction	—	—	210,773	—
Gain on Fandango transaction	9,205	—	9,205	—
Loss on early retirement of debt	(123)	(2,501)	(7,952)	(2,501)
Other income	4,888	1,311	7,371	1,804

Income before taxes	22,187	20,083	175,791	22,782
Income taxes	(25,683)	6,979	9,710	3,888

Net income	$47,870	$13,104	$166,081	$18,894

Net Earnings Per Share

Basic	$0.46	$0.16	$1.70	$0.23

Diluted	$0.45	$0.15	$1.66	$0.22

Other Financial Data:
Adjusted EBITDA (2)	$95,682	$68,907	$175,776	$118,525
Adjusted EBITDA margin	21.7%	23.3%	21.5%	21.9%

Other Operating Data:
Attendance (patrons):
Domestic	38,907	28,302	73,854	52,941
International	16,755	16,615	31,014	30,484

Worldwide	55,662	44,917	104,868	83,425

Average screen count (month end average):
Domestic	3,558	2,458	3,543	2,440
International	963	925	961	920

Worldwide	4,521	3,383	4,504	3,360

	As of	As of
	June 30,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$386,537	$147,099
Theatre properties and equipment, net	1,338,566	1,324,572
Total assets	3,361,459	3,171,582
Long-term debt, including current portion	1,575,181	1,911,653
Stockholders’ equity	1,125,378	689,297
Segment Information
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
U.S.	$349,043	$215,956	$655,418	$396,996
International	91,790	79,638	164,051	144,962
Eliminations	(797)	(489)	(1,411)	(864)

Total Revenues	$440,036	$295,105	$818,058	$541,094

Adjusted EBITDA (2)
U.S.	$74,811	$51,071	$141,512	$89,389
International	20,871	17,836	34,264	29,136

Total Adjusted EBITDA	$95,682	$68,907	$175,776	$118,525

Capital Expenditures
U.S.	$28,148	$21,566	$53,045	$45,399
International	12,935	5,251	20,103	9,665

Total Capital Expenditures	$41,083	$26,817	$73,148	$55,064

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$47,870	$13,104	$166,081	$18,894
Income taxes	(25,683)	6,979	9,710	3,888
Interest expense (1)	35,301	22,209	76,798	44,577
Gain on NCM transaction	—	—	(210,773)	—
Gain on Fandango transaction	(9,205)	—	(9,205)	—
Loss on early retirement of debt	123	2,501	7,952	2,501
Other income	(4,888)	(1,311)	(7,371)	(1,804)
Termination of profit participation agreement	6,952	—	6,952	—
Depreciation and amortization	37,345	21,504	75,154	43,166
Impairment of long-lived assets	7,036	647	56,766	923
(Gain) loss on sale of assets and other	(1,864)	815	(1,559)	1,543
Deferred lease expenses (3)	1,704	1,442	3,311	2,823
Amortization of long-term prepaid rents (3)	275	301	511	582
Stock option compensation expense (4)	716	716	1,449	1,432

Adjusted EBITDA (2)	$95,682	$68,907	$175,776	$118,525

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, gain on NCM transaction, gain on Fandango transaction, loss on early retirement of debt, other income, termination of profit participation agreement, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and stock option compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.

(3)	Non-cash expense included in facility lease expense.

(4)	Non-cash expense included in general and administrative expenses.

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